Exhibit 99.1

Contact:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091
FOR IMMEDIATE RELEASE
The Princeton Review Reports Second Quarter 2007 Operating Results
New York, NY, August 9, 2007 — The Princeton Review, Inc. (NASDAQ: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for the second quarter ended June 30, 2007.
Second Quarter and Six-Month 2007 Financial Highlights
•	Revenue for the quarter ended June 30, 2007 increased 9.5% to $36.4 million from $33.2 million in 2006. Revenue for the six months ended June 30, 2007 increased 14.5% to $76.6 million from $66.8 million in 2006.

•	For the quarter, the Company had a net loss attributable to common stockholders of ($4.4 million), or ($0.15) per share, as compared to a net loss of ($1.2 million), or ($0.05) per share, in 2006. The loss in the second quarter of 2007 is due primarily to a $3.7 million non-cash charge for the mark-to- market adjustment on the embedded derivatives associated with the Company’s Series B-1 preferred stock. Year-to-date, the Company had net income attributable to common stockholders of $203,000 or $0.01 per share, as compared to a net loss of ($3.3 million), or ($0.12) per share, in 2006.
“The Company’s performance in the last six months highlights The Princeton Review’s continued ability to grow its revenue base,” said Michael Perik, President and CEO. “The Company has been less successful in translating this growth into margin improvement and in containing its operating expenses, particularly at a corporate level. My main short-term objective is to deal with this challenge.”
Mr. Stephen Richards, former COO and CFO of Houghton Mifflin Company, has agreed at the request of The Princeton Review’s board to act as a consultant to management as the Company sharpens its focus on cost controls and margin improvement. Mr. Richards worked closely with Princeton Review’s new sponsor, Bain Capital, during his tenure at Houghton Mifflin. He will help bring a discipline and focus to the Company’s efforts over the next few months.
Mr. Stephen Melvin, the Acting CFO, will be leaving The Princeton Review by the end of the year. Mr Melvin took his present position in February 2007, and was instrumental in helping guide the Company through its recent financing with Bain Capital and Prides Capital. He has worked tirelessly and with great dedication to the success of The Princeton Review for the past ten years.

As part of the recent financing, Mr. Michael Krupka and Mr. Jeffrey Crisan, both Managing Directors of Bain Capital, and Mr. Perik joined The Princeton Review’s board. Mr. Richard O’Donnell has resigned from the board, effective August 9, 2007.
“As the new CEO of The Princeton Review, I have a mandate from our Founder and Chairman, John Katzman, and the Company’s full board, to deliver both profitable growth and to leverage our world class brand. I intend to move quickly to fulfill these tasks. My three main goals will be to drive down corporate costs, improve the margins of our K-12 business, and revitalize our core Test Prep Division through a careful and prudent program of investment,” Mr. Perik said.
Test Preparation Services
For the second quarter, Test Preparation Services revenue increased by $5.0 million, or 22.1%, from $22.5 million in 2006 to $27.5 million in 2007. For the six months ended June 30, Test Preparation Services revenue increased by $6.2 million, or 12.8%, from $48.4 million in 2006 to $54.6 million in 2007. This growth was driven by strong gains in SES and tutoring revenues.
K-12 Services
For the second quarter, K-12 Services revenue decreased by $1.8 million, or 17.2%, from $10.7 million in 2006 to $8.9 million in 2007. For the six months ended June 30, K-12 Services revenue increased by $3.5 million, or 19.1%, from $18.4 million in 2006 to $21.9 million in 2007. Revenues in this division are dependent upon large institutional contracts and the timing of deliverables under the contract terms.
Admissions Services
In February 2007, The Princeton Review sold its web-based admissions and application management business. In April 2007, the only remaining business operated by its Admissions Services division, providing higher education marketing services to post secondary schools, was outsourced to Higher Edge Marketing, Inc. Financial results for its web-based admissions and application management business have been reclassified as discontinued operations. Financial results associated with admissions publications and marketing services, including any royalties from Higher Edge Marketing Services, Inc, have been reclassified into Test Preparation Services. Lastly, college counseling services previously reported in the Admissions Services division, have been reclassified into K-12 Services.
The Princeton Review will review its second quarter 2007 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 457-2650 approximately ten minutes prior to the start time. In addition, the call will be available via live web cast over the Internet. To access the live web cast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived web cast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 9032465, through August 13, 2007.
About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound student’s research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.
- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue
Test Preparation Services	$27,531	$22,540	$54,621	$48,433
K-12 Services	8,854	10,695	21,935	18,413

Total revenue	36,385	33,235	76,556	66,846

Cost of revenue
Test Preparation Services	8,920	8,013	20,132	16,196
K-12 Services	5,514	5,369	12,443	10,564

Total cost of revenue	14,434	13,383	32,576	26,760

Gross Profit	21,951	19,852	43,980	40,086

Operating expenses	21,713	20,191	44,364	42,418

Income (loss) from operations	238	(339)	(383)	(2,332)
Interest income (expense)	(497)	(192)	(841)	(220)
Other income (expense)	(3,687)	(156)	(3,763)	(96)
Equity in the income (loss) of affiliates	—	17	—	(50)

Income (loss) before income taxes	(3,946)	(669)	(4,987)	(2,698)
(Provision) benefit for income taxes	300	—	478	—

Net income (loss) from continuing operations	(3,646)	(669)	(4,509)	(2,698)
Discontinued operations
Income (loss) from discontinued operations	(246)	(428)	952	(306)
Gain from disposal of discontinued operations	—	—	4,539	—
(Provision) benefit for income taxes	(394)	—	(572)	—

Income (loss) from discontinued operations	(640)	(428)	4,919	(306)

Net income (loss)	(4,286)	(1,097)	410	(3,004)
Dividends and accretion on Series B-1 Preferred Stock	(104)	(147)	(207)	(305)

Income (loss) attributed to common stockholders	$(4,390)	$(1,244)	$203	$(3,309)

Earnings (loss) per share
Basic and diluted
Income (loss) from continuing operations	$(0.13)	$(0.03)	$(0.17)	$(0.11)
Income (loss) from discontinued operations	(0.02)	(0.02)	0.18	(0.01)

Net income (loss)	$(0.15)	$(0.05)	$0.01	$(0.12)

Weighted average shares used in computing income (loss) per share	27,890	27,574	27,837	27,574

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$11,179	$10,822
Accounts receivable, net	25,040	31,531
Accounts receivable-related parties	104	124
Other receivables	2,425	1,999
Inventory	2,409	2,950
Prepaid expenses	1,068	1,653
Other current assets	1,200	2,612
Other current assets related to discontinued operations	—	181

Total current assets	43,425	51,872
Furniture, fixtures, equipment and software development, net	14,204	16,071
Goodwill	31,006	31,006
Investment in affiliates	1,639	1,639
Other intangibles, net	10,217	11,527
Other assets	7,661	4,013
Other assets related to discontinued operations	—	1,980

Total assets	$108,152	$118,108

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$15,000	$3,000
Accounts payable	4,457	15,220
Accrued expenses	10,381	11,277
Current maturities of long-term debt	1,127	1,369
Deferred income	19,328	20,672
Liabilities related to discontinued operations	—	2,541

Total current liabilities	50,293	54,079
Deferred rent	2,520	2,558
Long-term debt	1,665	14,127
Fair value of derivatives and warrant	4,007	181
Series B-1 Preferred Stock	6,000	6,000
Stockholders’ equity
Common stock	281	276
Additional paid-in capital	119,361	117,082
Accumulated deficit	(75,666)	(75,871)
Accumulated other comprehensive loss	(309)	(324)

Total stockholders’ equity	43,667	41,163

Total liabilities and stockholders’ equity	$108,152	$118,108